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                                                                  EXHIBIT 10.4


                              CONTRACT FOR ESTABLISHMENT
               OF SINO-AMERICA JOINT VENTURE CORPORATION TO PRODUCE
                           ELEVATOR PRODUCTS AND AUTO STAIRS




              Chapter One         General

China Shaanxi Elevator Corporation and ESCO Elevator Corporation based on the principle of equality and mutual benefit, through friendly discussions, agree to establish a Joint Venture corporation capitalized by both parties to produce elevator products and auto stairs in Weinan City, Shaanxi Province of People's Republic of China in accordance with "China-Foreign Country Joint Venture Enterprise Law of the People's Republic of China" and other laws concerned, and for which this contract is concluded.

              Chapter Two        The Parties Involved in the Joint Venture

Clause 1.     The following parties are involved in this contract:
              China Shaanxi Elevator Corporation (hereinafter called Party A), registered in Shaanxi Province of China, its lawful address: 16
              Zhan Nan Road No. 1, Lin Wei District, Weinan City,
              Shaanxi Province of the People's Republic of China. Legal representative: Ma Zonggi, President, citizen of China. ESCO
              Elevator Corporation of the USA(hereinafter called Party B), incorporated in Colorado, United States of America, its lawful address: 4720 Esco Drive, Fort Worth, Texas 76140 USA.
              Legal representative: Syed Zaidi, Chairman/CEO

              Chapter Three      Establishment of the Joint Venture
                                 Corporation

Clause 2.     Party A and Party B agreed to establish a Joint Venture to manufacture and market elevators and auto stairs (hereinafter called the Joint Venture) in China based on "China-Foreign
              Country Joint Venture Enterprise Law of the People's Republic of China" and other laws concerned.

Clause 3.     The name of the Joint Venture is "China Shaanxi-ESCO Elevator
              Corporation, Ltd." The English name: China Shaanxi-ESCO Elevator
              Corporation Ltd.  The lawful address of the Joint Venture: 16
              Zhan Nan Road No. 1, Lin Wei District, Weinan City, Shaanxi
              Province.

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Clause 4.     All the activities of the Joint Venture should be conducted in accordance with the laws and decree and concerned rules of the People's Republic of China.

Clause 5.     The organization form of the Joint Venture is a Limited Liability
              Corporation. Each party shall share the profits, risks and losses according to the percentage of outstanding shares owned by all xownership parties.

              Chapter Four       Target, Scope and Production Scale

Clause 6.     The target of the Joint Venture is described as the following:
              based on the desire for enhancement of economic co-operation and technical exchange, adopting advanced and proper techniques and scientific management methods, improving product quality, developing new products and obtaining the competitive ability in the international markets relating to quality, price and so on, and raising the economic benefits so that both of the investors would obtain the satisfied interest.

Clause 7.     The production and business scope of the Joint Venture are as follows: production, sales and assembling of hydraulic elevators, electrically controlled traction elevators and auto stairs and conducting after-sale service to the said elevators and auto stairs.

Clause 8.     The production of elevators and autostairs when the Joint Venture has gone into operation shall have the capacity to produce products valued at at least USD $100,000,000. (SAY ONE HUNDRED
              MILLION US DOLLARS) annually. Said capacity will be achieved by infusing capital in three stages on as needed basis to satisfy the cash needs for the growth and as outlined in clause 10.

              Chapter Five        Ownership, Registered Capital and
                                  Investment

Clause 9.     The percentage of ownership for Party A and Party B are as follows:

                    Party A:  Forty (40%) percent
                    Party B:  Sixty  (60%) percent

Clause 10.    Party A and Party B shall respectively invest cash registered capital as follows:

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                   Stage 1.(Production Capacity USD $30,000,000.):

                   Party A:  Cash of USD $680,000.

                   Party B:  Cash of USD $1,020,000.

                   Stage 2. (Production Capacity USD $60,000,000.):

                   Party A: Cash of USD $1,320,000.

                   Party B: Cash of USD $1,980,000.

                   Stage 3. (Production Capacity USD $100,000,000.):

                   Party A: Cash of USD $2,000.000.

                   Party B: Cash of USD $3,000,000.

              Note: Both parties agree to provide additional cash, proportionate to their respective ownership on as needed basis, to satisfy additional growth.

Clause 10.1   Non-Cash contribution by:

              Party A: Domestic marketing network, electrically controlled traction elevators and auto stairs technology, future revenue relating to electrically controlled traction elevator and autostair technology which includes current purchase orders from Party A's clients that is not manufactured, and right to use land.

              Party B: Hydraulic elevator technology, technicians and other US based personnel, international marketing network.

Clause 11.    The investment of the Joint Venture shall be handed over in three stages. Both parties shall hand over the total amount for Stage 1 of their respective investment within 60 days after this contract is signed.

Clause 12.    When either of the parties wants to transfer all or part of his investment shares to a third party, he should get the consent of the other party and then submit a report to the authoritative office for approval. When one party transfers all or part of his investment shares, the other party shall enjoy priority to buy the shares.

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Clause 12.1.  The sole exception to Clause 12 shall be that Party B may sell up to eight (8%) percent shares of the Joint Venture owned by Party B to Dai Tong Co. Inc. or its designee without regard to Clause 12.

              Chapter Six   Responsibilities for the Parties Involved in
                            the Joint Venture

Clause 13.    Party A and Party B shall be responsible for handling the
              following matters respectively:

              Responsibilities for Party A:
              to submit application to the higher levels of China for approval of the establishment of the Joint Venture;

              to submit application to the land control department to get the use of land;

              to have personnel engage in the design, construction of the workshops and other engineering projects for the Joint Venture;
              to supply cash, mechanical facilities, workshops, office building, special railway and so on to the Joint Venture as defined in Clause 10;

              to give assistance to Party B to apply to the customs and supply and to provide transportation for the imported machinery and equipment that Party B will purchase and deliver on behalf the Joint Venture; to help the Joint Venture to buy raw materials, \ office apparatus, traffic means, communication equipment and so on;

              to help the Joint Venture to make contacts and fix basic installations such as water supply, traffic and so on;

              to help the Joint Venture to conduct the recruitment of management personnel, technical personnel, workers and other personnel's needed, in the locality, who are Chinese citizens;

              to hire employees to work for the Joint Venture pursuant to the operating plans, approved by the Board of Directors;

              to help the staff of American citizen to conduct visas and working permits;

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              to contribute Party A's marketing network to the Joint
              Venture and;

              to handle other matters entrusted by the Joint Venture.

              Responsibility  for Party B:
              to supply cash and so on to the Joint Venture as defined in Clause 10;

              to ship the said machinery and equipment delivered on behalf of the joint venture from foreign countries to China sea port;

              to handle such matters as selecting, buying the machinery and equipment in foreign countries as entrusted by the Joint Venture;

              to grant the right to use patented technology for a period of no less than 20 years;

              to supply the necessary machine installation and adjustment, as well as send technical personnel's and inspector for the test-running for hydraulic elevators; living expenses for the said technical personnel will be paid by Joint Venture;

              to give technical training to the technicians and workers of the joint venture;

              to provide a floor supervisor to monitor the hydraulic elevator manufacturing process and the quality of out going hydraulic elevators from the Joint Venture; living expenses for the said technical personnel will be paid by Joint Venture;

              Party A agrees for Party B to control and monitor quality, production process and designed production capacity of joint venture products;

              to handle other matter entrusted by the Joint Venture;
              to contribute Party B's marketing network to the Joint Venture, and;

              to cooperate with Party A in providing information and documents required for the approval for the Joint Venture.

Clause 13.1.  Party A and Party B agree that the Joint Venture shall employ number of employees at any time, as required by the operating plan approved by the Board of Directors excluding the technical

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              personnel and floor supervisor provided by Party B.  All Joint
              Venture employees shall be compensated by the Joint Venture.

Clause 13.2.  Party A and Party B agree that the Joint Venture will purchase all necessary equipment needed for operation and administration of the Joint Venture and the manufacturing of Joint Venture products. Party A agrees to sell to the Joint Venture the equipment currently used by Party A to manufacture electrically controlled elevators and autostairs for a total price not to exceed USD $365,000.

Clause 13.3.  Party A agrees that the Joint Venture shall have the right to rent 15,000 square meters of workshops and office buildings (workshops 13,000 square meters and office 2,000 square meters including the right to use land) for the following amount:

              First Year: USD $ 80,000 per year
              Second Year: USD $ 100,000 per year
              Third thru Fifth Year: USD $ 120,000 per year

              All rents shall be paid in equal monthly installments. During this period and because of increased production, the Joint Venture may require additional space which shall be made available by Party A at a mutually negotiated rate per square meter. In the event that the Parties do not agree to the per square meter rent demanded by Party A, the Joint Venture shall have the right to move additional production in a different province of China to achieve better per square meter rent.

              Party A agrees that within the first three years of rental terms, the joint Venture shall have the option to purchase and Party A shall sell to the Joint Venture the space being rented for a total purchase price of 8,400,000. RMB.

              Chapter Seven      Technology Transfer

Clause 14.    Both parties agree that the Joint Venture shall sign a right to use technology agreements respectively with Party A and Party B, so that the advanced production technology, including production design, process technology, testing methods, controlling standards for raw materials and components, and the personnel training, etc., could be obtained to reach the target and production scale as defined in Chapter Four of this contract.

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Clause 15.    Party A and Party B shall offer the following warranty to the right to use technology  agreement:

Clause 15.1.  Party A shall guaranty that the electrically controlled VVVF traction type passenger elevator, ACVV Passenger elevator, cargo elevator, patient-bed elevator, and auto stairs will be supplied to the Joint Venture with complete technology relating to the design, process, technology, procedures, testing and inspection, etc., and the said technology shall be complete, precise and reliable, which conforms to the target of the Joint Venture, and be sure to reach the product quality and production scale as defined in this contract.

Clause 15.2.  Party B shall guaranty that the hydraulic elevator (7 patents)
              should be supplied to the Joint Venture with complete technology relating to the design, process technology, procedures, testing and inspection, etc., and the technology should be complete, precise and reliable, which conforms to the target of the Joint Venture, and be sure to reach the product quality and production scale as defined in this contract.

Clause 15.3.  Both Parties shall guaranty that the technology as defined in this contract and the right to use technology agreements may be used by the Joint Venture and the technology supplied must be the most advanced technology among Party A and Party B's similar technology, the selected facilities should have good quality and performance which can satisfy the demands of technological process and practical operations.

Clause 15.4.  Both Parties shall make a list of technology and technical service for each stage as defined in the right to use technology agreements, this list shall be an annex of the agreements mentioned above, and shall guarantee to put into effect.

Clause 15.5.  The drawing, technical conditions and other detailed information shall be a component part of the said right to use technology and shall be delivered as scheduled.

Clause 15.6.  Within the valid period of the right to use technology agreements, if any improvements has been done to the technology, Party A or Party B shall supply the intelligence and technical information to the Joint Venture promptly relating to the improvements without extra charges.

Clause 15.7.  Both Parties guarantee that they shall make the technical personnel and workers of the Joint Venture be proficient on the technology

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              within the period as regulated in the right to
              use technology agreements.


Clause 16.    If either of the Parties fail to deliver the facilities and technology as defined in this contract and the right to use technology agreements, or deceit/concealment to be found, the side of responsibility shall be held responsible to compensate for the direct loss of the Joint Venture.

Clause 17.    The right to use technology agreement signed between the Joint
              Venture and Party A and Party B respectively shall be effective for a period of twenty (20) years from the Joint
              Venture approval date.

              Chapter Eight      Marketing of the Products

Clause 18.    The products produced in the Joint Venture shall be sold
              worldwide. The Joint Venture will appoint Party B as its exclusive distributor for its products in North, Central and South America.

              The selling price from the Joint Venture to Party B shall be Joint Venture's domestic selling price less 5% discount. Party B shall open a letter of credit through an internationally recognized bank with the purchase order totaling ninety (90%) percent of the invoice amount. Said Letter of Credit shall be settled within sixty (60) days of receipt of bill of lading. The remaining ten (10%) percent of the payment shall be reserved for six months as a quality warranty. The said ten (10%) per cent payment shall be remitted via wire transfer to the Joint Venture at the end of the six month period. During this period, Party B shall send Party B's personnel to the Joint Venture's facilities for training in products, installation and technical specifications. The salaries and expenses for such personnel shall be paid by Party B.

Clause 19.    The products of the Joint Venture to be sold in the domestic market could be sold through the goods & materials departments and commercial departments (distributing agent for the Joint
              Venture) of China on the exclusive agent or commission basis, or directly by the Joint Venture to the end user.

Clause 20.    In order to open the markets and carry out after-sale service in and outside China, the Joint Venture could set up sale and service branches in and outside China with the approval by the concerned authoritative office.

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Clause 21.    The products of the Joint Venture shall use ESCO as its
              trademark, and the identification pattern shall be:


                   [LOGO]


Chapter Nine       Board of Directors

Clause 22.    The Board of Directors shall be founded on the day when the Joint
              Venture gets registered.

Clause 23.    The Board of Directors shall consist of 5 directors, 2
              designated by Party A and 3 designated by Party B.  The
              Chairman shall be designated by Party B, Vice Presidents shall be designated by Party A. The term of office for the Chairman, Vice Presidents and directors shall be 4 years. They could renew their term of office when re-appointed by the designators.

Clause 24.    The Board of Directors shall be the highest authoritative
              organization of the Joint Venture, which shall decide all important matters of the Joint Venture: a) amendment of the rules of the Joint Venture; b) termination and dissolution of the Joint Venture; c) increase and transfer of the registered capital of the Joint Venture; d) the Joint Venture merge into another economic organization. The decision to the above mentioned matters could only be made by unanimous adoption.
              The decisions to other matters could be made by adoption of simple majority.

Clause 25.    The Chairman of the Board is the legal representative of the
              Joint Venture. When he is not able to carry out the duty for certain reasons, he could authorize a vice president or other director to be his representative.

Clause 26.    The board meeting shall be held at least once a year.  The said meeting shall be called and presided over by the Chairman. The Chairman can call for a special board meeting with the approval of one-third of the directors. All board meeting minutes of such meeting shall be kept in file.

              Chapter Ten        Management Organization

Clause 27.    The Joint Venture shall set up organizations for management to be in charge of routine management work, such management organization shall have one personnel as general manager

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              recommended by Party A, four persons as vice general managers;
              two recommended by Party A and two persons recommended by Party B. The term of office of such managers shall be four years.

Clause 28.    The responsibility of the general manager is to execute all the decision made by the meeting of the Board of Directors, organize and lead the routine management of the Joint Venture.
              The vice general manager shall assist the said general manager to conduct the management.

              The management organization could appoint a certain number of department managers, such managers shall be respectively in charge of management of each department, handle the matter assigned by the general and vice general managers, and hold responsible to the general and vice general managers.

Clause 29.    If the said general and vice general managers are found to engage in malpractice for selfish ends or serious dereliction of their duties, they should be dismissed and replaced with the decision made by the board meeting.

              Chapter Eleven     Facilities Purchase

Clause 30.    The raw materials, fuels, accessories, means of transport and office products, etc., shall be, in case the conditions are the same as in other countries, purchased in China.

Clause 31.    When Party B is entrusted to buy facilities in the market abroad,
              Party A's representative shall be invited to take part in the inquiries and the execution of the transactions by the international market prices.

              Chapter Twelve     Preparations and Constructions

Clause 32.    During the preparation and construction period of the Joint
              Venture, a preparation and construction office shall be set up under the Board of Directors. Such office consists of five
              (5) persons, four from Party A and one from Party B. The office director shall be recommended by Party A, vice director shall be recommended by Party B. Such director and vice director of the said preparation and construction office shall be appointed by the Board of Directors.

Clause 33.    The said preparation and construction office shall be responsible to check the design of engineering projects, to sign project

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              construction contracts, to have necessary facilities, goods materials purchased and accepted, to work out general schedules for project construction, to work out plans for expenditures, to control the financial expenditure and final accounts for engineering projects, to make out management methods that are concerned, and to best keep and arrange the documents, drawings, files and information occurred during the project constructions.

Clause 34.    Party A and Party B shall respectively designate a certain number of technical personnel to set up a technical group, such group shall work under the leadership of the said preparation and construction office to check, control, inspect, accept and test the design, project quality, materials of facilities and the introduced technology.

Clause 35.    The number payments and expenses of the staff members in the preparation and construction office shall be, when agreed by both Parties, listed in the engineering project budget.

Clause 36.    With the approval of the Board of Directors, the said preparation and construction office shall be dissolved after the factory construction are completed and turned over.

              Chapter Thirteen   Labor Management

Clause 37.    The recruitment, invitation, dismissal, salaries, labor
              insurance, welfare and rewards and punishments of the staff and workers of the Joint Venture shall be carried our according to "the Labour Management Rules for China-Foreign
              Country Joint Venture Enterprises of the People's Republic of
              China" and its implementing methods, a plan shall be worked out through discussion by the Board of Directors, and the said items shall be written as regulations into the labor contracts signed between the Joint Venture and the Worker's Union of the Joint Venture collectively orpersonally. The labor contract, when signed, shall be submitted to the local labor management department for record.

Clause 38.    The invitation, salaries, social insurance, welfare and standards for business traveling costs, etc., for the high ranking managerial personnel recommended respectively by Party A and Party B shall be decided through the discussion of the board meeting.

              Chapter Fourteen   Taxes, Financial Affairs and Audit

Clause 39.    The Joint Venture shall pay all taxes in accordance with the regulations of the related laws and rules of China.

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Clause 40.    The staff and members of the Joint Venture shall pay the personal income tax according to "the Personal Income Tax Law of the People's Republic of China".

Clause 41.    The Joint Venture shall draw reserve fund, enterprise development fund and staff and member welfare and reward fund in accordance with the regulation of "the China-Foreign Country
              Joint Venture Enterprise  Laws of the People's Republic of
              China". The percentage drawn for the said funds shall be decided by the board meeting based on the running situation of the Joint Venture.

Clause 42.    The financial year of the Joint Venture shall start from January
              1st and end December 31st. All vouchers, invoices, report forms and account books shall be written in Chinese and an English translation shall be made available to Party B. The accounting systems used by the Joint Venture will meet Generally Accepted
              Accounting Practice.

Clause 43.    The financial audit of the Joint Venture shall be conducted by an independent accountant chartered in China, and a audit report shall be submitted to the Board of Directors and General Manager after checking and examination is finished.
              All costs shall be borne by the Joint Venture.

Clause 43.1.  Party B may install a financial manager to monitor the financial activities of the Joint Venture. This financial manager will be granted full access to all financial records of the Joint Venture and will report directly to the management of Party B. This financial manager may add all staff as deemed necessary. All the cost of the financial manager shall be borne by Party B.

Clause 44.    During the first three months of each business year, the general manager shall have personnel to work out the statement of asset and liabilities, profit and loss statement and profit distribution schedule, which are to be submitted to the board meeting for check and adoption.

              Chapter Fifteen    Disbursement of Annual Profits

Clause 45.    Net profits earned by the Joint Venture shall be distributed semi-annually according to the percentage of outstanding shares owned by all ownership parties.

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Clause 45.1.  A distribution shall be made on the 180th day of each fiscal year of the net profits from the 4th quarter of the previous fiscal year and the net profits from the first quarter of the current fiscal year. A distribution shall be made on the 360th day of each fiscal year of the net profits from the 2nd and 3rd quarter of the current fiscal year.

Clause 45.2.  The Joint Venture shall retain no more than 20% of net annual profits earned, or more if determined by the Board of Directors or the applicable minimum percentage as governed by the rules and regulations of the People's Republic of China.

              Chapter Sixteen    The Limit for the Joint Venture

Clause 46.    The time limit for the Joint Venture shall be twenty (20)
              years. The Joint Venture shall be founded on the day when the business license for the Joint Venture is issued. On the motion of either Parties and the unanimous adoption of the board meeting, a written application shall be submitted to "the China Foreign Economic & Trade Commission" (or its entrusted office for examination and approval) six months before the expiration of the Joint Venture time limit for extension of such Joint Venture time limit.

              Chapter Seventeen  The Treatment of Property at Expiration of
                                 the Joint Venture Term

Clause 47.    At expiration of the Joint Venture term or early termination of the Joint Venture, the accounts of the Joint Venture should be cleared, the property after clearing shall be distributed in accordance with the percentage of outstanding shares owned by all ownership parties.

               Chapter Eighteen   Insurance

Clause 48.    All insurance of the Joint Venture shall be effected to the
              People's Insurance Company of China, the risks, insurance value and period, etc., shall be decided through discussions of the board meeting in accordance with the regulations of the People's Insurance Company of China.

              Chapter Nineteen   Amendment, Change and
                                 Termination of This Contract

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Clause 49.    Any amendment to this contract and its annexes could only become effective after a written agreement signed by both Parties hereto.

Clause 50.    If this contract could not be performed because of force majeure, or the business is not able to go on because of continuos loss
              for years, the joint    venture term could be ended and this
              contract be terminated before the due time with the approval for the original authoritative organization and the unanimous adoption of the Board of Directors.

Clause 51.    If the Joint Venture could not run or could not reach the
              business target as defined in this contract because either of the Parties failed to perform his obligations in this contract unilaterally. The other Party shall have the right to claim against the Party out of contract, also have right to submit a report to the original authoritative organization for approval to terminate this contract. If both parties hereto agree to continue the business, the Party out of contract shall be obliged to compensate the economic loss of the Joint Venture.


              Chapter Twenty     Obligations for Violation
                                 of This Contract

Clause 52.    If either of the Parties failed to completely hand over total amount of capital as defined in Chapter Five of this contract at due time, such Party of contract shall pay to the other
              Party who comply with contract a penalty amounting to 10% of the total amount of investment with each month passed. In case such Party fails to hand over the said capital 3 months beyond the due time, he should pay to the other Party a penalty cumulatively amounting to 30% of the total amount of investment Capital. The said other Party shall have right to terminate this contract in accordance with the regulations in Clause 51 of this contract.

Clause 53.    If this contract and its annexes could not be performed or performed in whole because either of the Parties broke this contract, the responsibilities shall be laid on such Party out of contract. If both Parties broke this contract, each Party shall bear his own responsibilities according to the actual situation.

              Chapter Twenty One       Force Majeure

Clause 54.    If either of the Parties hereto is unable to perform this
              contract in the defined conditions by an event of force majeure, such as

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              earthquake, typhoon, flood, fire or war, or
              any other unforseeable event beyond such Party's control, the prevented Party shall notify the other Party of the occurrence or such event of force majeure and within fifteen(15) days thereafter shall send to the other Party a valid certificate giving detailed information and the causes that prevent performing this contract in whole or in part or in extension of term. Such certificate should be issued by the notary office of the district where the said force majeure occurred. The termination of this contract or partly performance of this contract or delay of performance of this contract shall be decided through discussions of both Parties in accordance with the extent to which the performance of this contract is affected thereby.

              Chapter Twenty Two  Applicable Law

Clause 55.    This contract is governed in accordance with the laws of the
              People's Republic of China, relating to the conclusion, authentication, construction and arbitration.

              Chapter Twenty Three  Arbitration

Clause 56.    If any dispute arise in implementation of this contract or in connection with this contract, the Parties hereto shall resolve such dispute through friendly consultation. If within two (2) months of the date on which one party sends to the other a letter describing the dispute no resolution of the dispute has been reached, either Party may request that such dispute be resolved in accordance with the Arbitration Rules then in effect of the International Chamber of Commerce. Such arbitration shall take place in China or the nearest country in China and shall be conducted by three arbitrators, one of which will be selected by each Party and the third one will be selected by the other two arbitrators within the time limits established in accordance with the then existing Rules of the International Chamber of Commerce. The decision rendered by arbitrators shall be final and binding and may be enforced in any Court having jurisdiction over the Parties assets. The arbitrators shall decide all disputes in accordance with the equity and good commercial practice and shall not be bound by the laws of any jurisdiction of process.

Clause 57.    During the said arbitration, the performance of this contract shall go on with the exception of the portion in dispute and being arbitrated.

              JV Contract - Page 15 of 17

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              Chapter Twenty Four    Languages

Clause 58.    This contract is written in both Chinese and English
              languages, both texts are equally authenticated and shall be made constant.

              Chapter Twenty Five    The Effectiveness and the
                                     Other Terms of This Contract

Clause 59.    The following annexes shall be made in accordance with the principles as defined in this contract: Agreement for Engineering Projects, Right to Use Technology Agreement, Sale
              Agreement, Agreement for Facilities Purchasement, the said agreements shall be the composite parts of this parts of this contract.

Clause 60.    This contract and its annexes shall be submitted for approval to the "Foreign Economic & Trade Commission of the People's
              Republic of China" (or its entrusted officers), and become effective on the day when approved.

Clause 61.    When either Party sends notice to the other Party by such means as cable and fax, in case the content of such notice is in connection with the right and obligations of both Parties, a written letter of such notice shall be sent thereafter. The legal addresses of both Parties as defined in this contract shall be the addresses to which mails should be sent.

Clause 62.    During the preparation & construction period of the Joint
              Venture, Party A shall advertise in multiple ways for Party B's products. All advertising activities undertaken by Party A on behalf of Party B shall be approved by Party B before they are undertaken by Party A. Party A shall work out a plan and budget, when approved by Party B, Party B shall furnish the related information for advertisements. Party B shall bear the costs occurred from the said advertising.

Clause 63.    During the preparation & construction period of the Joint
              Venture, Party A shall sell, assemble and repair the Party B's products in China market as exclusive agent of Party B in order to open the China market as soon as possible, Party B shall sell Party A 250-400 semi-knockdown hydraulic elevators at Party B's domestic selling price less 5% discount. The products shall be assembled by Party A. During this period, Party A shall send Party A's personnel to Party B's facilities for training in products, installation and technical specifications. The salaries and expenses for such personnel shall be paid by Party A.

              JV Contract - Page 16 of 17

Clause 64.    During the preparation & construction period of the Joint
              Venture, when approved by Party B, certain parts produced by Party A shall be directly assembled to Party B's products in place of imported ones to lower the selling price and increase the market share. The price shall be fixed through further discussions of the two Parties hereto.

Clause 65.    During the preparation & construction period of the Joint
              Venture when Party A works as agent of Party B, the payment for the products sold to Party A shall be settled as follows:
              Party A shall open a letter of credit through an internationally recognized bank with the purchase order totaling ninety (90%) percent of the invoice amount. Said
              Letter of Credit shall be settled within sixty (60) days of receipt of bill of lading. The remaining ten (10%) percent of the payment shall be reserved for six months as a quality warranty. The said ten (10%) per cent payment shall be remitted via wire transfer to Party B at the end of the six month period.

Clause 66.    During the preparation & construction period of the Joint
              Venture, any receipts and disbursement occurred within China from conduction of selling, assembling and maintenance of Party B's products, shall be received and paid by Party A, those occurred in America shall be received and paid by Party B.

Clause 67.    This contract is signed on 16th day of January  1997 by
              authorized representatives of both Parties at Shaanxi Province of China.




China Shaanxi Elevator Corporation               ESCO Elevator Corporation




By: /s/ Ma Zhonggi                               By: /s/ Syed Zaidi
    ________________________________             _____________________________
    Ma Zhonggi                                   Syed Zaidi
    President                                    Chairman/CEO

              JV Contract - Page 17 of 17